EXHIBIT 5.1


                                                              January 24, 2006

CBS Corporation
51 West 52nd Street
New York, NY 10019

Dear Sirs:

                  I am the Senior Vice President, Deputy General Counsel and Secretary of CBS Corporation, a Delaware corporation ("CBS"). I am delivering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of CBS filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 8,500,000 shares of CBS's Class B Common Stock, par value $0.001 per share (the "Shares"), to be issued and sold under the following plans (the "Plans"): (i) CBS Corporation 1993 Long-Term Incentive Plan, (ii) CBS Corporation 1991 Long-Term Incentive Plan, (iii) Infinity Broadcasting Corporation Stock Plan for Directors, (iv) Infinity Broadcasting Corporation 1999 Long-Term Incentive Plan, (v) Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan, (vi) Infinity Broadcasting Corporation Stock Option Plan, (vii) Outdoor Systems, Inc. 1996 Omnibus Plan, (viii) King World Salesforce Bonus Plan, (ix) King World Productions, Inc. and its Subsidiaries 1998 Stock Option and Restricted Stock Purchase Plan, (x) King World Productions, Inc. 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan, (xi) King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of March 17, 1994, (xii) King World Productions, Inc. Stock Option Agreement with Jeffrey D. Jacobs dated as of March 17, 1994, (xiii) King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of October 6, 1995, (xiv) King World Productions, Inc. Stock Option Agreement with Jeffrey D. Jacobs dated as of October 6, 1995, (xv) King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of September 15, 1997,
(xvi) King World Productions, Inc. Stock Option Agreement with Jeffrey D. Jacobs dated as of September 15, 1997, (xvii) King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of September 16, 1998, (xviii) King World Productions, Inc. Stock Option Agreement with Jeffrey D. Jacobs dated as of September 16, 1998, (xix) King World Productions, Inc. Stock Option Agreement with Timothy Bennett dated as of September 16, 1998, (xx) King World Productions, Inc. Stock Option Agreement with Dianne Hudson dated as of September 16, 1998, and (xxi) King World Productions, Inc. Stock Option Agreement with Douglas Pattison dated as of September 16, 1998.

                  In connection with the foregoing, I or members of my legal staff (my "Staff") have examined the Registration Statement, the Plans, and the originals, or copies certified to my or my Staff's satisfaction, of such records, documents, certificates and other instruments as I or my Staff have deemed necessary or appropriate to enable me to render the opinion expressed below. As to questions of fact material to the opinion expressed below, I or my Staff have, when relevant facts were not independently established by me or them, relied upon certificates of officers of CBS or other evidence

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satisfactory to me or my Staff. In all such examinations, I or my Staff have assumed the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to me or my Staff as original documents and the conformity to original or certified documents submitted to me or my Staff as copies.

                  I am a member of the bar of the State of New York and the opinion expressed herein is limited to matters controlled by the laws of the State of New York and the General Corporation Law of the State of Delaware.

                  Based upon the foregoing, it is my opinion that the Shares have been duly authorized by CBS and, when issued and delivered by CBS in accordance with the terms of the Plans, the Shares will be validly and legally issued, fully paid and non-assessable under the laws of the State of Delaware.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                       Very truly yours,

                                                       /s/ Angeline C. Straka
                                                     --------------------------
                                                       Angeline C. Straka